                                                                    Exhibit 99.2


                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT

      This Administration Agreement is amended and restated as of March ___, 2001 between GMO TRUST, a Massachusetts business trust (the "Trust") on behalf of its Class M Shares (the "Shares") of each Fund listed on Exhibit I hereto, (collectively, the "Funds"), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the "Administrator").

                              W I T N E S S E T H:

      That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.    SERVICES TO BE RENDERED BY ADMINISTRATOR TO THE TRUST.

      (a) The Administrator will, at its expense, provide administrative support service to shareholders of Shares of each Fund set forth on Exhibit 1 hereto, such services to include, without limitation, processing aggregated master account purchase and redemption orders, coordinating operation of the National Security Clearing Corporation's Fund/SERV system with intermediary platforms, providing information about and processing dividend payments, assisting with distribution of shareholder communications such as proxies, shareholder reports, dividend and tax notices, updating prospectuses, establishing and maintaining certain information about the Shares on the Administrator's internet site, recordkeeping, providing reports to various regulatory agencies, providing reports to the Trustees of the Trust regarding the administrative support services provided to the intermediary platform, administering contracts on behalf of Class M Shares of each Fund, providing direct client service, maintenance and reporting to platform sponsors and other recordholders of Class M Shares, and otherwise maintaining the relationship with the platform sponsors. The Administrator may provide these services directly or may contract with third party service providers ("Third Party Servicers") to provide any or all of these services.

      (b) The Administrator shall not be obligated under this agreement to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Administrator pursuant to this Section 1.

2.    OTHER AGREEMENTS, ETC.

      It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Administrator, and in any person controlled by or under common control with the Administrator, and that the Administrator and any person controlled by or under common control with the Administrator may have an interest in the Trust. It is also understood that the Administrator and persons controlled by or under common control with the Administrator may have advisory, servicing, distribution or other contracts with other organizations and persons, and may have other interests and businesses.
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3.    COMPENSATION TO BE PAID BY THE TRUST TO THE ADMINISTRATOR.

      The Shares of each Fund will pay to the Administrator as compensation for the Administrator's services rendered and for the expenses borne by the Administrator with respect to such Class of Shares of such Fund pursuant to
Section 1, a fee, computed and accrued daily, and paid monthly or at such other intervals as the Trustees shall determine, at the annual rate of such Class' average daily net asset value set forth on the Fee Rate Schedule attached as
Exhibit II hereto. Such fee shall be payable for each month (or other interval) within five (5) business days after the end of such month (or other interval). The Administrator may elect to pay all or any portion of such fee to any Third Party Servicers performing any services listed in Section 1 hereof for the Funds. No compensation paid by the Trust hereunder shall be for services primarily intended to result in the sale of Shares.

      If the Administrator shall serve for less than the whole of a month (or other interval), the foregoing compensation shall be prorated.

4.    AMENDMENTS.

      This Contract shall not be amended unless such amendment is approved by the vote of a majority of the Trustees of the Trust.

5.    EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

      This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter, except that either party hereto may at any time terminate this Contract (or this Contract's application to one or more Funds) by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party.

      Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.

6.    CERTAIN DEFINITIONS.

      For the purposes of this Contract, the terms "affiliated person", "control" and "interested person" shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

7.    NONLIABILITY OF ADMINISTRATOR.

      In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator
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shall not be subject to any liability to the Trust, or to any shareholder of the
Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

8.    LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

      A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

                                      -3-
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                  IN WITNESS WHEREOF, GMO TRUST and GRANTHAM, MAYO, VAN OTTERLOO
& CO. LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                       GMO TRUST



                                       By_______________________________________
                                           Title:

                                       GRANTHAM, MAYO, VAN OTTERLOO
                                        & CO. LLC



                                       By_______________________________________
                                           Title:


                                      -4-
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                                                                       EXHIBIT I


GMO U.S. Core Fund
GMO Value Fund
GMO Intrinsic Value Fund
GMO Growth Fund
GMO Small Cap Value Fund
GMO REIT Fund
GMO Tax-Managed U.S. Equities Fund
GMO Foreign Fund
GMO Foreign Small Companies Fund
GMO Emerging Markets Fund
GMO Evolving Countries Fund
GMO Domestic Bond Fund
GMO Global Bond Fund
GMO International Bond Fund
GMO Emerging Country Debt Share Fund
GMO Inflation Indexed Bond Fund
GMO Global Balanced Allocation Fund

ADMINISTRATION FEE SCHEDULE                                           EXHIBIT II


CLASS M SHARES

          FUND                                                  SERVICE FEE
          ----                                                  -----------
GMO U.S. Core Fund                                                 0.20%
GMO Value Fund                                                     0.20%
GMO Intrinsic Value Fund                                           0.20%
GMO Growth Fund                                                    0.20%
GMO Small Cap Value Fund                                           0.20%
GMO REIT Fund                                                      0.20%
GMO Tax-Managed U.S. Equities Fund                                 0.20%
GMO Foreign Fund                                                   0.20%
GMO Foreign Small Companies Fund                                   0.20%
GMO Emerging Markets Fund                                          0.20%
GMO Evolving Countries Fund                                        0.20%
GMO Domestic Bond Fund                                             0.20%
GMO Global Bond Fund                                               0.20%
GMO International Bond Fund                                        0.20%
GMO Emerging Country Debt Share Fund                               0.20%
GMO Inflation Indexed Bond Fund                                    0.20%
GMO Global Balanced Allocation Fund                                0.05%